February 5, 1996



Twentieth Century Strategic Asset Allocations, Inc.
Twentieth Century Tower
4500 Main Street
Kansas City, Missouri 64111

Ladies and Gentlemen:

     As counsel to Twentieth Century Strategic Asset Allocations, Inc. I am generally familiar with its affairs. Based upon this familiarity, and upon the examination of such documents as I have deemed relevant, it is my opinion that the shares of the Corporation described in Pre-Effective Amendment No. 4 to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on February 5, 1996, will, when issued, be validly issued, fully paid and nonassessable.

     For the record, it should be stated that I am an officer and employee of Twentieth Century Services, Inc., an affiliated corporation of Investors Research Corporation, the investment adviser of Twentieth Century Strategic Asset Allocations, Inc.

     I hereby consent to the use of this opinion as an exhibit to Pre-Effective Amendment No. 4.
                                                     Very truly yours,

                                                     /s/ Charles A. Etherington
                                                     Charles A. Etherington
                                                     Assistant General Counsel